Exhibit 5

TABLE OF CONTENTS

Overview	2
FINANCIAL STATEMENTS	4
The Bank's objectives	4
Sectors of action	4
Balance sheet	5
Income statement	6
Statement of comprehensive income	7
Statement of changes in equity	7
Statement of cash flows	8
NOTES TO THE FINANCIAL STATEMENTS	9
NOTE A - Summary of accounting methods applied by the Bank	9
NOTE B - CEB’s Risk Appetite Framework	10
NOTE C - Financial assets and liabilities	13
NOTE D - Financial assets at fair value through equity and at amortised cost	14
NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	16
NOTE F - Capital	17
NOTE G - Interest margin	18

CEB – Condensed Interim Financial Statements as at 30 June 2023	1

Overview

The current financial and economic environment is challenging and highly uncertain. In the first half of 2023, economic growth continued to slow as a result of supply-chain disruptions, elevated inflation (though inflation is declining), high amounts of public debt and continued geopolitical tensions, among others. Sharp increases in interest rates weigh on economic activity. Meanwhile, many countries are faced with a limited fiscal space, resulting in further constraints on public sector financing. Nevertheless, the Council of Europe Development Bank's (the “Bank” or the “CEB”) loan activity maintained a sustained pace in the first half of the year, in line with its guidelines, as defined in the Strategic Framework 2023-2027. Further, Ukraine joined the Bank as a member state in June 2023. The Bank expects to start operations in the country in the fourth quarter of 2023, also within the amounts outlined in the Strategic Framework 2023-2027.

Income Statement

The Bank’s net profit reached €54.6 million as of 30 June 2023, improving by 13.2% compared to 1H2022. Core earnings, which represents net profit excluding financial instruments valuations and cost of risk, reached €54.2 million as at 30 June 2023, a 28.1% increase compared to the first half of 2022 (1H2022), thus entering into a positive trend. The main driver of this trend was the Bank’s positive evolution in its interest margin to the amount of + €9.7 million. This evolution is the result of a higher income from the securities at amortised cost and the active management of liquidity and interest rate positions.

The two elements besides core earnings (financial instruments valuations and cost of risk), present a volatile but offsetting development in 2023 as compared to their positive impact in 1H2022.

The financial instruments valuation showed a negative impact in the income statement as at 30 June 2023, compared to their positive contribution in the same period of 2022. This is mainly a result of differing evolutions in short-term rates (increases in 2023) and long-term rates (decreases in 2023) in EUR and in USD. As for the cost of risk, under IFRS the provision for credit risk decreased in the first half of 2023, reversing the negative result observed in the same period of 2022, due to a more favourable evolution of probabilities of default and macroeconomic scenarios. The CEB did not record any non-performing loan or any default during this period.

General operating expenses in the first half of 2023 decreased by 6.4% compared to the same period in 2022, primarily due to a decrease in the service cost of pension obligations. However, it is not possible to extrapolate this trend for the full-year accounts. Finally, the Bank’s adjusted cost-to-income ratio improved significantly, reaching 33.9% at the end of June 2023, compared to 41.2% at the end of June 2022, explained by lower general operating expenses and positive developments in net interest income.

Balance sheet

The total balance sheet reached €35.7 billion at the end of June 2023, representing an increase of 13.2% compared to 31 December 2022 (€31.5 billion). The main driver was the standard intra-year cyclical activity in financing which occurs at the beginning of the year. The expansion translates into an increase in liquid assets on the asset side of the balance sheet, funded by increased borrowings on the liability side.

Outstanding loans remained stable compared to the end of 2022, although they increased by 2.7% compared to June 2022, and actual reimbursement outpaced new disbursements.

Derivative valuation reflecting the positive fair value on the asset side reached €2.5 billion on 30 June 2023, decreasing from €2.9 billion on 31 December 2022. Meanwhile, the negative fair value of derivatives recorded on the liability side amounted to €2.8 billion as at 30 June 2023, which represents an increase compared to €2.6 billion at the end of 2022.

Equity continued to expand by incorporation of the net profit of the year, reaching €3 459.2 million as at 30 June 2023, representing an increase of €16.9 million (0.5%) compared to year-end 2022 (€3 442.3 million), despite the negative impact of gains and losses in 1H2023 which were mainly connected to a decrease in the actuarial gains and losses related to post-employment benefits.

As at 30 June 2023, the Bank’s projects approved and loans disbursed amounted to €2.2 billion and €935 million, respectively. As at the same date, the stock of approved projects awaiting financing amounted to €10.4 billion

CEB – Condensed Interim Financial Statements as at 30 June 2023	2

(31 December 2022: €9.1 billion), of which 46.8% were in favour of target group countries in Central, Eastern and South-Eastern Europe.

Outstanding nominal loans remained stable at €19.9 billion as of 30 June 2023 compared to 31 December 2022 (€19.9 billion). Including accrued interest and value adjustments related to hedging, the loans in the balance sheet amounted to €18.4 billion (31 December 2022: €18.2 billion).

The outstanding nominal of debt securities in issue including bonds and short-term borrowings (Euro Commercial Paper), amounted to €30.6 billion as of 30 June 2023 (31 December 2022: €26.2 billion). During the first half of 2023, the Bank issued new bonds with a principal amount of €5.3 billion. Including accrued interest and IFRS valuation adjustments related to hedged bonds issued, the outstanding amount of these bonds, which support the Bank’s operations, amounted to €28.6 billion as at 30 June 2023, compared to €24.2 billion at the end of December 2022.

All Risk-Appetite ratios remained within the approved limits throughout the period.

In million euros

	30/06/2023	30/06/2022	31/12/2022
Projects approved	2 230	2 570	4 244
Stock of projects	10 388	9 558	9 093
Loans disbursed	935	1 568	3 524
Loans outstanding	19 870	19 351	19 887
Bonds issued	5 255	5 351	5 945
Debt securities in issue	30 594	29 908	26 242
Net profit	55	48	80
Equity	3 459	3 351	3 442
Own funds	8 414	8 215	8 307
Total assets	35 699	35 204	31 528

CEB – Condensed Interim Financial Statements as at 30 June 2023	3

FINANCIAL STATEMENTS

The Bank's objectives

"The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created".

(Articles of Agreement, Article II)

The mission of the CEB is to promote social cohesion in Europe. The CEB is the oldest European multilateral development bank (MDB). It was established in 1956 by eight member states of the Council of Europe with the objective of alleviating the plight of refugees and other vulnerable groups, as well as contributing to reconstruction efforts in the aftermath of the Second World War. In 1997, the Strasbourg Summit reaffirmed and strengthened the CEB’s social mandate, centring it on the promotion of social cohesion. Today, the CEB represents a major instrument of the policy of solidarity in Europe. It finances social projects, responds to emergency situations and contributes to improving the living conditions of the most disadvantaged population groups.

(Strategic Framework 2023-2027)

Sectors of action

The CEB contributes to the implementation of socially-oriented investment projects in favor of social cohesion, with a particular focus on vulnerable people. In line with Administrative Council Resolution 1646 (2022), the CEB's new Strategic Framework 2023-2027 updates the Bank's action lines to:

•	Investing in People and Enhancing Human Capital

•	Promoting Inclusive and Resilient Living Environments

•	Supporting Jobs and Economic and Financial Inclusion.

These action lines better reflect the CEB's operational context and the current and projected needs of its member countries.

Each of the CEB's areas of intervention is derived from its stated lines of action and is defined by clear and detailed eligibility criteria. The areas of intervention of the CEB as of 1 January 2023 are: Health and social care (*); Education and vocational training (*); Administrative and judicial infrastructure; Protection and rehabilitation of the historic and cultural heritage; Social and affordable housing (*); Urban, rural and regional development (*); Natural or ecological disasters; Protection of the environment; MSME financing (*) and Microfinance (*).

While maintaining its commitment to all its core areas of activity, the CEB has identified a number of "focus sectors" in order to improve the selectivity of its projects and to deploy its resources where they can make the greatest contribution to the pursuit of its overarching objectives. Although not listed as separate sectors, the CEB also identifies three cross-cutting themes that interact with its core areas of activity, namely: (i) climate action; (ii) gender equality, and (iii) digitalisation.

(*) Indicates a “focus sector”

CEB – Condensed Interim Financial Statements as at 30 June 2023	4

Balance sheet

As at 30 June 2023 (unaudited) and as at 31 December 2022 (audited)

In thousand euros
	Notes	30/06/2023	31/12/2022
Assets
Cash in hand, balances with central banks		1 149 407	1 150 258
Financial instruments at fair value through profit or loss		365 605	654 045
Hedging derivative financial instruments		2 133 908	2 198 288
Financial assets at fair value through equity	D	4 164 540	2 795 509
Financial assets at amortised cost	D
Loans		18 354 484	18 222 361
Advances		6 873 812	4 209 861
Debt securities		1 754 408	1 592 770
Tangible and intangible assets		55 757	57 545
Other assets		846 934	647 498
Total assets		35 698 855	31 528 135
Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss		247 514	187 498
Hedging derivative financial instruments		2 516 739	2 397 993
Financial liabilities at amortised cost	E
Amounts owed to credit institutions and to customers		49 243	70 176
Debt securities in issue		28 579 404	24 223 766
Other liabilities		528 830	917 001
Social Dividend Account		36 322	34 842
Provisions		281 599	254 484
Total liabilities		32 239 651	28 085 760
Equity
Capital	F
Subscribed		5 579 046	5 477 144
Uncalled		(4 954 771)	(4 864 180)
Called		624 275	612 964
General reserve		2 786 051	2 722 679
Net profit		54 593	79 683
Total capital, general reserve and net profit		3 464 919	3 415 326
Gains or losses recognised directly in equity		(5 715)	27 049
Total equity		3 459 204	3 442 375

Total liabilities and equity		35 698 855	31 528 135

CEB – Condensed Interim Financial Statements as at 30 June 2023	5

Income statement

For the first half of 2023 (unaudited) and for the first half of 2022 (unaudited)

In thousand euros
	Notes	2023	2022
Interest and similar income		508 666	85 648
Loans and advances at amortised cost		433 505
Debt securities at amortised cost		24 914	22 839
Financial assets at fair value through equity		50 247
Debt securities in issue at amortised cost			60 426
Amounts owed to credit institutions and to customers at amortised cost			2 383
Interest expenses and similar charges		(426 036)	(12 681)
Amounts owed to credit institutions and to customers at amortised cost		(10 358)
Other interest expenses and similar charges		(5 225)	(2 717)
Debt securities in issue at amortised cost		(410 453)
Loans and advances at amortised cost			(6 827)
Financial assets at fair value through equity			(3 137)
Interest margin	G	82 630	72 967
Net gains or losses from financial instruments at fair value through profit or loss		(4 480)	12 367
Net gains from financial assets at fair value through equity		268	24
Commissions (income)		167	233
Commissions (expenses)		(1 003)	(1 159)
Net banking income		77 582	84 432
General operating expenses		(24 405)	(26 764)
Depreciation and amortisation charges of tangible and intangible assets		(3 474)	(3 011)
Gross operating income		49 703	54 657
Cost of risk		4 890	(6 412)
Net profit		54 593	48 245

CEB – Condensed Interim Financial Statements as at 30 June 2023	6

Statement of comprehensive income

For the first half of 2023 (unaudited) and for the first half of 2022 (unaudited)

In thousand euros
	2023	2022
Net profit	54 593	48 245
Items that may be reclassified to income statement	(9 464)	(27 534)
Changes in value of debt securities at fair value through equity	4 726	(9 185)
Changes in value of hedging derivative financial instruments	(14 190)	(18 349)
Items that will not be reclassified to income statement	(23 300)	96 685
Changes in actuarial differences related to the pension scheme	(23 877)	79 759
Changes in actuarial differences related to the other post-employment benefits	577	16 865
Changes in value of equity instruments		61
Total other elements of comprehensive income	(32 764)	69 151
Comprehensive income	21 829	117 396

Statement of changes in equity

For the first half of 2023 (unaudited) and the first half of 2022 (unaudited)

In thousand euros

	Capital and reserves			Gains or losses recognised directly in equity
				Debt securities	Hedging derivative
	Called	Reserves		at fair value	financial	Actuarial	Equity		Total
	capital	and result	Total	through equity	instruments	differences	instruments	Total	equity
Equity as at 31 December 2021	612 964	2 722 679	3 335 643	29 792	6 718	(139 000)	519	(101 971)	3 233 672
Capital increase
Allocation of 2021 profit
Net profit		48 245	48 245						48 245
Changes in value of assets and liabilities recognised directly in equity				(9 184)	(18 349)	96 623	61	69 151	69 151
Equity as at 30 June 2022	612 964	2 770 924	3 383 888	20 608	(11 631)	(42 377)	580	(32 820)	3 351 068
Net profit		31 438	31 438						31 438
Changes in value of assets and liabilities recognised directly in equity				(11 373)	38 152	32 713	377	59 869	59 869
Equity as at 31 December 2022	612 964	2 802 362	3 415 326	9 235	26 521	(9 664)	957	27 049	3 442 375
Capital increase	11 311		11 311						11 311
Reserves		(11 311)	(11 311)						(11 311)
Allocation of 2022 profit		(5 000)	(5 000)						(5 000)
Net profit		54 593	54 593						54 593
Changes in value of assets and liabilities recognised directly in equity				4 726	(14 190)	(23 300)		(32 764)	(32 764)
Equity as at 30 June 2023	624 275	2 840 644	3 464 919	13 961	12 331	(32 964)	957	(5 715)	3 459 204

CEB – Condensed Interim Financial Statements as at 30 June 2023	7

Statement of cash flows

For the first half of 2023 (unaudited) and for the first half of 2022 (unaudited)

In thousand euros
		2023	2022
	Net profit	54 594	48 245
+/-	Depreciation charges of tangible and intangible assets	3 474	3 011
+/-	Provisions	(4 879)	6 444
+/-	Net loss/net profit from investing operations	3 750	12 944
+/-	Change in interest receivable	(152 549)	2 224
+/-	Change in interest payable	149 848	(9 467)
+/-	Other non-monetary movements	11 913	(4 072)
	Total of non-monetary items included in the result	11 556	11 083
+	Reimbursements related to operations with credit institutions and customers	1 950 075	2 038 669
-	Disbursements related to operations with credit institutions and customers	(5 029 419)	(5 990 173)
+	Reimbursements related to other operations affecting financial assets or liabilities	2 308 605	1 936 301
-	Disbursements related to other operations affecting financial assets or liabilities	(4 049 034)	(3 334 315)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(11 800)	(8 490)
	Net cash flows from assets and liabilities resulting from operating activities	(4 831 573)	(5 358 008)
	Total net cash flows from operating activities (a)	(4 765 423)	(5 298 680)
+	Reimbursements related to securities at amortised cost	65 000	70 000
-	Disbursements related to securities at amortised cost	(226 165)
+/-	Cash flows related to tangible and intangible assets	(1 978)	(2 134)
	Total net cash flows from investing operations (b)	(163 143)	67 866
+/-	Cash flows from or to member states	8 968	(10 488)
+	Issuance of debt securities	8 117 343	9 381 578
-	Redemption of debt securities in issue	(3 634 025)	(4 516 841)
	Total net cash flows from financing operations (c)	4 492 286	4 854 250
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	(65 312)	1 824
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(501 593)	(374 741)
	Cash and cash equivalents at 1 January	4 379 623	3 052 794
	Cash in hand, balances with central banks	1 150 631	2 044 894
	Advances repayable on demand and term deposits with credit institutions	3 228 992	1 007 900
	Cash and cash equivalents at 30 June	3 878 031	2 678 053
	Cash in hand, balances with central banks	1 149 703	812 686
	Advances repayable on demand and term deposits with credit institutions	2 728 328	1 865 367
	Changes in cash and cash equivalents	(501 593)	(374 741)

CEB – Condensed Interim Financial Statements as at 30 June 2023	8

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of accounting methods applied by the Bank

Accounting reference

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU).

The Bank’s separate condensed interim financial statements as at 30 June 2023 were prepared in compliance with IAS 34 Interim Financial Reporting and are to be read together with the audited financial statements for the year ended 31 December 2022 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

The Bank did not implement new standards, amendments or interpretations adopted by the EU for which implementation was optional as at 30 June 2023.

Interest rate benchmark reform

The Financial Stability Board (FSB) and the International Organization of Securities Commissions (IOSCO) recommended strengthening interbank offered rate (IBOR) indices and eventually replacing them with risk-free rates (RFRs) based on overnight rates and real transactions.

The Bank has taken actions to implement the interest rate benchmark reform by migrating from the LIBOR benchmarks to the respective RFRs, in line with market practice.

CEB – Condensed Interim Financial Statements as at 30 June 2023	9

NOTE B - CEB’s Risk Appetite Framework

As a MDB, the CEB is not subject to its member states' regulatory framework, the Basel Committee recommendations or EU directives for banking supervision. Nonetheless, the Bank's policy is to follow the best banking practices by making all necessary adjustments to its MDB status. The CEB also refers to some indicators used by credit rating agencies. To this end, the CEB established a set of ratios and indicators in its Risk Appetite Framework to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around five main areas: capital, leverage, liquidity, market risk and credit risk in finance activity.

CEB's Risk Appetite framework	30/06/2023	30/06/2022	31/12/2022	Limit
Capital
Capital Adequacy Ratio	28.3%	26.1%	30.4%	> 10.5%
Gearing Ratio	2.36	2.35	2.41	< 2.5
Leverage
Leverage Ratio	9.2%	9.04%	10.34%	> 7%
Treasury Assets Ratio	4.16	4.05	2.83	< 5
Liquidity
Survival Horizon	19	15	15	> 12 months
Liquidity Coverage Ratio - LCR	547%	533%	554%	> 100%
Net Stable Funding Ratio - NSFR	139%	130%	130%	> 100%
Market Risks
Interest Rate Risk: Sensitivity of Economic
Value of Equity	-10.9%	-10.3%	-10.0%	> -20% of equity
Foreign Exchange Risk: Spot Net Open
position	< €1.0 M	< €1.0 M	< €1.0 M	< €1.0 M
Credit Risk in Finance activity
Minimal internal rating	≥ 7.0	≥ 7.0	≥ 7.0	≥ 7.0

Capital

•	Capital Adequacy Ratio is the Bank's Prudential Equity (Ep)[1] divided by total Risk-Weighted Assets (RWA). The Bank applies the Pillar I Standardised Approach, where RWA are calculated using risk-weight factors according to the counterparty type and the rating[2].

The Bank monitors this ratio to ensure it holds sufficient capital to absorb unexpected losses in its operations arising from credit, market and operational risks.

Although the risk appetite framework floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure first-rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and considers a comfort zone above 25% to achieve a full AAA rating by the major credit rating agencies.

The Capital Adequacy Ratio reached 28.3% at the end of June 2023, down compared to the end of 2022 (30.4%) due to higher RWA arising from the cyclical activity at the beginning of the year related to the funding and finance portfolios.

Finally, credit risk stands for the bulk of capital consumption at 95.5% at end of June 2023, split among credit risk in the loan portfolio (71.8%) and credit risk on finance operations (23.7%).

•	The Gearing Ratio measures the outstanding loans divided by own-funds[3], and thus establishes a volume ceiling to the Bank's loan activity. This ratio is primarily intended to provide a benchmark with other MDBs.

1 Prudential Equity (Ep) includes paid-in capital, reserves, net profit and unrealised gain and losses.

2 Rating as recommended by the Basel Committee: the second best among those attributed by external rating agencies.

3 CEB’s own funds: subscribed capital, reserves and net profit

CEB – Condensed Interim Financial Statements as at 30 June 2023	10

The historical ceiling limit of the Risk Appetite Framework is 2.5. However, in April 2023 the Administrative Council approved a temporary increase of the Gearing Ratio to 2.6 until year-end 2023 or the effectiveness of the capital increase, whichever occurs first.

The Gearing Ratio presents an upward trend, peaking at 2.46 in October 2022, owing to increases in loans outstanding outpacing internal capital generation (profit). Although the upward trend is expected to resume in the second half of 2023, the Bank actively manages disbursements to ensure compliance with the ratio until the capital increase becomes effective. The maximum possible volume of loans outstanding amounted to €21.9 billion at end of June 2023 (€20.7 billion at year-end 2022).

Leverage

•	The Leverage Ratio is calculated as Prudential Equity divided by the exposure value of all assets and off-balance sheet items. The exposure value of derivatives is calculated per the method used in the Capital adequacy ratio standardised approach. The conversion factor for risk-related off-balance sheet items (financing commitments) is 50%.

The leverage ratio provides a simple indicator to complement the capital adequacy ratio. The CEB's Risk Appetite Framework floor for this ratio is 7% to ensure first-rank financial fundamentals.

At end of June 2023, the leverage ratio was 9.2% (10.3% at year-end 2022).

•	The Treasury Asset Ratio compares total financial assets (after the impact of hedging swap's fair value) to prudential equity (Ep). Total financial assets comprise the outstanding amounts in the securities portfolios, bank deposits, repos and nostro accounts, excluding collaterals and without forward disbursements. The Risk Appetite Framework ceiling is five times Ep, i.e. €17.3 billion at end of June 2023 (€17.2 billion at the end of 2022).

The ratio stood at 4.16 at the end of June 2023, compared to 2.83 at year-end 2022. There is still sufficient leeway to accommodate both securities portfolios and deposits.

Liquidity

•	The survival horizon (SH) is the key metric to manage liquidity risk. It is the period during which the Bank is able to fulfil its payment obligations stemming from ongoing business operations under a severe stress scenario without any access to new funding and by using its available liquid assets. The minimum Risk Appetite Framework level of this indicator is 12 months.

The SH indicator reached 19 months in June 2023 (15 months at year-end 2022).

•	The Liquidity Coverage Ratio (LCR) aims to ensure the Bank holds sufficient high-quality liquid assets (HQLA) to survive a period of significant liquidity stress lasting 30 calendar days. At the end of June 2023, the LCR reached 547%, and its 12-month moving average was 420%.

Its volatility is due to the significant cyclicity and size of monetary and debt repayments and the capping of inflows at 75% of outflows as required by regulation. The comfortable level reflects CEB’s intrinsic characteristic of not collecting deposits and having no access to a central bank for refinancing in emergencies.

•	The Net Stable Funding Ratio (NSFR) compares the Bank's available stable funding (ASF) to required stable funding (RSF). Weighting factors reflect the differences between the types of positions (Financial vs. non-Financial counterparties and maturity below or beyond one year).

At the end of June 2023, the NSFR reached 139% (compared to 130% in December 2022), and its 12-month moving average was 131%, which represented comfortable levels that demonstrate a stable financing capacity.

Market Risk

•	The sensitivity of the Economic Value of Equity (EVE) measures the theoretical change in economic value due to interest rate shocks. The EVE is the net present value of expected cash flows of all assets and liabilities, excluding the Bank's equity. The CEB ensures that the impact on its EVE of the most severe interest rate shock prescribed by Basel/EU regulation does not exceed, in absolute value, the limit of 20% of the CEB's prudential equity.

At the end of June 2023, this indicator reached -10.9%, thus it was well within the limit. The worst shock among the six proposed by the EBA, would be a parallel shift upwards of 200bp.

CEB – Condensed Interim Financial Statements as at 30 June 2023	11

•	The spot Net Open Position (NOP) measures, per currency, the total assets minus liabilities in a foreign currency, including both on and off-balance sheet positions. The Risk Appetite Framework ceiling is, in absolute value, €1 million at month-end per currency. The limits were respected throughout the first half-year 2023, as in 2022.

Credit Risk in Finance activity

The CEB defines minimum internal ratings at the trade date under which the Bank may enter into transactions with issuers, obligors and counterparties based on the investment maturity (deposits and securities) and the type of counterparty.

	Up to 3 M	3 to 6 M	6 M to 1 Y	1 Y to 2 Y	Beyond 2 Y
Sovereign	5.5 (BBB-)	5.5 (BBB-)	7.0 (A-)	7.0 (A-)	8.0 (A+)
Sub-sovereign, agency, supranational	6.0 (BBB)	7.0 (A-)	7.0 (A-)	7.0 (A-)	8.0 (A+)
Financial Institution	6.5 (BBB+)	7.0 (A-)	7.0 (A-)	7.0 (A-)	8.5 (AA-)
Corporate	8.5 (AA-)	8.5 (AA-)	8.5 (AA-)	8.5 (AA-)	9.5 (AA+)
Covered Bond (rating of issue, not issuer)	7.5 (A)	8.0 (A+)	8.0 (A+)	8.0 (A+)	9.0 (AA)

Throughout the first half-year of 2023, as in 2022, minimum rating at purchase date were respected.

CEB – Condensed Interim Financial Statements as at 30 June 2023	12

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loan disbursements are equivalent to those applied by other financial institutions that operate on the supranational bank market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

30 June 2023	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	In thousand euros
Net book value
Assets
Cash in hand, balances with central banks				1 149 407	1 149 407
Financial instruments at fair value through profit or loss	365 605				365 605
Hedging derivative financial instruments	2 133 908				2 133 908
Financial assets at fair value through equity		4 163 061	1 479		4 164 540
Financial assets at amortised cost
Loans and advances				25 228 296	25 228 296
Debt securities				1 754 408	1 754 408
Total financial assets	2 499 513	4 163 061	1 479	28 132 111	34 796 164
Liabilities
Financial instruments at fair value through profit or loss	247 514				247 514
Hedging derivative financial instruments	2 516 739				2 516 739
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				49 243	49 243
Debt securities in issue				28 579 404	28 579 404
Social Dividend Account				36 322	36 322
Total financial liabilities	2 764 253			28 664 969	31 429 222

31 December 2022	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net book value
Assets
Cash in hand, balances with central banks				1 150 258	1 150 258
Financial instruments at fair value through profit or loss	654 045				654 045
Hedging derivative financial instruments	2 198 288				2 198 288
Financial assets at fair value through equity		2 794 031	1 478		2 795 509
Financial assets at amortised cost
Loans and advances				22 432 222	22 432 222
Debt securities				1 592 770	1 592 770
Total financial assets	2 852 333	2 794 031	1 478	25 175 250	30 823 092
Liabilities
Financial instruments at fair value through profit or loss	187 498				187 498
Hedging derivative financial instruments	2 397 993				2 397 993
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				70 176	70 176
Debt securities in issue				24 223 766	24 223 766
Social Dividend Account				34 842	34 842
Total financial liabilities	2 585 491			24 328 784	26 914 275

CEB – Condensed Interim Financial Statements as at 30 June 2023	13

NOTE D - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

In thousand euros

	30/06/2023	31/12/2022
Financial assets at fair value through equity
Gross book value	4 316 980	2 967 004
Unrealised gains or losses	(151 572)	(170 530)
Impairment	(868)	(965)
Total	4 164 540	2 795 509

Financial assets at amortised cost

In thousand euros

	30/06/2023	31/12/2022
Loans to credit institutions
Gross book value	6 254 624	6 641 359
Impairment	(3 684)	(5 176)

Net book value	6 250 940	6 636 183
Loans to customers
Gross book value	13 694 999	13 309 448
Impairment	(11 576)	(14 227)

Net book value	13 683 423	13 295 221
Value adjustment to loans hedged by derivative instruments	(1 579 879)	(1 709 043)
Total loans	18 354 484	18 222 361
Advances
Advances repayable on demand - gross book value	8 267	8 234
Impairment	(6)	(7)

Net book value	8 261	8 227
Advances with agreed maturity dates or periods of notice - gross book value	6 866 791	4 202 064
Impairment	(959)	(430)

Net book value	6 865 832	4 201 634
Value adjustment to advances hedged by derivative instruments	(281)
Total advances	6 873 812	4 209 861
Debt securities
Gross book value	1 754 707	1 593 120
Impairment	(299)	(350)

Net book value	1 754 408	1 592 770
Total debt securities	1 754 408	1 592 770

CEB – Condensed Interim Financial Statements as at 30 June 2023	14

The breakdown of nominal loans outstanding by borrowers’ country location is presented in the table below.

			In thousand euros
Breakdown by borrowers' country location	30/06/2023%		31/12/2022%
Spain	2 297 672	11.56	2 142 575	10.77
Poland	1 885 057	9.49	1 843 571	9.27
France	1 665 311	8.38	1 692 508	8.51
Türkiye	1 200 844	6.04	1 143 195	5.75
Germany (1)	1 164 109	5.86	1 175 698	5.91
Italy (2)	1 110 613	5.59	1 210 889	6.09
Belgium	1 053 878	5.30	1 073 875	5.40
Slovak Republic	1 042 841	5.25	1 058 388	5.32
Netherlands	922 866	4.64	976 483	4.91
Lithuania	757 247	3.81	691 742	3.48
Czech Republic	714 091	3.59	779 606	3.92
Hungary	705 875	3.55	715 523	3.60
Croatia	631 010	3.18	634 422	3.19
Finland	623 188	3.14	611 589	3.08
Serbia	582 141	2.93	578 472	2.91
Romania	555 016	2.79	571 390	2.87
Ireland	419 596	2.11	406 129	2.04
Sweden	413 743	2.08	445 996	2.24
Cyprus	329 146	1.66	308 135	1.55
Portugal	290 366	1.46	292 741	1.47
Greece	218 000	1.10	218 167	1.10
Estonia	200 000	1.01	200 000	1.01
Bulgaria	197 886	1.00	201 558	1.01
Slovenia	164 612	0.83	169 971	0.85
Albania	133 572	0.67	139 803	0.70
North Macedonia	100 462	0.51	106 461	0.54
Bosnia and Herzegovina	99 551	0.50	101 677	0.51
Montenegro	97 579	0.49	100 392	0.50
Moldova (Republic of)	79 696	0.40	74 840	0.38
Iceland	58 136	0.29	62 597	0.31
Kosovo	45 824	0.23	45 824	0.23
Georgia	35 442	0.18	35 359	0.18
Malta	29 000	0.15	29 000	0.15
Latvia	21 011	0.11	24 000	0.12
Andorra	15 143	0.08	15 354	0.08
San Marino	8 667	0.04	8 867	0.04
Luxemburg (3)	1 100	0.01	300	0.00
Total	19 870 295	100.00	19 887 097	100.00

(1) of which €1.6 million outstanding in favour of Target Group countries as at 30 June 2023 (31 December 2022: €2.1 million)

(2) of which €13.9 million outstanding in favour of Target Group countries as at 30 June 2023 (31 December 2022: €14.7 million)

(3) of which €1.1 million outstanding in favour of Target Group countries as at 30 June 2023 (31 December 2022: €0.3 million)

CEB – Condensed Interim Financial Statements as at 30 June 2023	15

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros
	30/06/2023	31/12/2022
Amounts owed to credit institutions and to customers
Interest-bearing accounts	42 495	56 781
Borrowings and term deposits	6 667	13 333
Interest payable	81	62
Total	49 243	70 176
Debt securities in issue at amortised cost
Bonds	28 255 306	26 242 367
Euro Commercial Paper	2 338 194
Interest payable	235 362	165 104
Value adjustment to debt securities in issue hedged by derivative instruments	(2 249 458)	(2 183 705)
Total	28 579 404	24 223 766

CEB – Condensed Interim Financial Statements as at 30 June 2023	16

NOTE F - Capital

Capital breakdown by member state at 30 June 2023 is presented below.

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915 770	814 114	101 656	16.414%
Germany	915 770	814 114	101 656	16.414%
Italy	915 770	814 114	101 656	16.414%
Spain	597 257	530 958	66 299	10.705%
Türkiye	388 299	345 197	43 102	6.960%
Netherlands	198 813	176 743	22 070	3.564%
Belgium	164 321	146 083	18 238	2.945%
Greece	164 321	146 083	18 238	2.945%
Portugal	139 172	123 724	15 448	2.495%
Sweden	139 172	123 724	15 448	2.495%
Poland	128 260	114 023	14 237	2.299%
Ukraine	101 902	90 591	11 311	1.827%
Denmark	89 667	79 712	9 955	1.607%
Finland	69 786	62 039	7 747	1.251%
Norway	69 786	62 039	7 747	1.251%
Bulgaria	62 459	55 526	6 933	1.120%
Romania	59 914	53 264	6 650	1.074%
Switzerland	53 824	43 229	10 595	0.965%
Ireland	48 310	42 948	5 362	0.866%
Hungary	44 788	39 816	4 972	0.803%
Czech Republic	43 037	38 260	4 777	0.771%
Luxembourg	34 734	30 878	3 856	0.623%
Serbia	25 841	22 973	2 868	0.463%
Croatia	21 376	19 003	2 373	0.383%
Cyprus	19 882	17 676	2 206	0.356%
Slovak Republic	18 959	16 854	2 105	0.340%
Albania	13 385	11 899	1 486	0.240%
Latvia	12 808	11 387	1 421	0.230%
Estonia	12 723	11 311	1 412	0.228%
North Macedonia	12 723	11 311	1 412	0.228%
Lithuania	12 588	11 191	1 397	0.226%
Slovenia	12 295	10 930	1 365	0.220%
Iceland	10 144	9 018	1 126	0.182%
Malta	10 144	9 018	1 126	0.182%
Georgia	9 876	8 780	1 096	0.177%
Bosnia and Herzegovina	9 689	8 614	1 075	0.174%
Montenegro	6 584	5 853	731	0.118%
Kosovo	6 559	5 831	728	0.118%
Moldova (Republic of)	5 488	4 878	610	0.098%
Andorra	4 925	4 378	547	0.088%
San Marino	4 867	4 206	661	0.087%
Liechtenstein	2 921	2 374	547	0.052%
Holy See	137	107	30	0.002%
Total at 30 June 2023	5 579 046	4 954 771	624 275	100.000%
Total at 31 December 2022	5 477 144	4 864 180	612 964	100.000%

On 2 December 2022, in Resolution 463 (2022), the Governing Board approved an increase of the Bank’s subscribed capital by a maximum of €4.25 billion, of which the member states will pay in a maximum of €1.20 billion. The subscription period runs until 31 December 2023. The capital increase will become effective at the end of the calendar month in which at least 67% of the participating certificates offered have been subscribed. At 30 June 2023, 41.69% have been subscribed.

CEB – Condensed Interim Financial Statements as at 30 June 2023	17

In June 2023, further to Ukraine’s accession, the Bank’s subscribed capital increased by €101 902 thousand and the paid-in capital increased by €11 311 thousand. Ukraine’s contribution was at no cost to Ukraine and was financed by current shareholders via the transfer from general reserves. Ukraine’s total contribution amounted to €58 954 thousand, corresponding to paid-in capital (€11 311 thousand) and the contribution to the CEB's general reserves (€47 643 thousand). The increase in paid-in capital of €11 311 thousand was transferred from the general reserves and Ukraine’s contribution to the reserves resulted from rebalancing the existing reserves of current shareholders.

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

The interest margin for the first half of 2023 (unaudited) and the first half of 2022 (unaudited) is presented in the table below:

In thousand euros
	2023	2022
Financial assets at fair value through equity	33 517
Hedging derivatives	16 730

Sub-total	50 247
Loans and advances at amortised cost (*)
- Credit institutions and central banks	215 738
- Customers	119 096
Hedging derivatives	98 671

Sub-total	433 505
Debt securities at amortised cost	24 914	22 839
Amounts owed to credit institutions and to customers		2 383
Debt securities in issue at amortised cost		(111 795)
Hedging derivatives		172 221

Sub-total		60 426
Interest and similar income	508 666	85 648
Amounts owed to credit institutions and to customers	(10 358)
Debt securities in issue at amortised cost	(233 935)
Hedging derivatives	(176 518)

Sub-total	(410 453)
Other interest expenses and similar charges	(5 225)	(2 717)
Financial assets at fair value through equity (*)		7 917
Hedging derivatives		(11 054)

Sub-total		(3 137)
Loans and advances at amortised cost (*)
- Credit institutions and central banks		18 529
- Customers		53 527
Hedging derivatives		(78 883)

Sub-total		(6 827)
Interest expenses and similar charges	(426 036)	(12 681)

Interest margin	82 630	72 967

(*) of which negative interest impact:		In thousand euros
- Financial assets at fair value through equity	(469)	(3 545)
- Advances at amortised cost	4 716	(13 310)
	4 247	(16 855)

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item "Interest and similar income" and the net amounts paid are classified under the item "Interest expenses and similar charges", regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

CEB – Condensed Interim Financial Statements as at 30 June 2023	18